Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended March 31, 2007
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Sub-Item 77I:   Terms of new or amended securities


      Effective October 1, 2006, Artisan International Value Fund offers Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated October 1, 2006 for the Institutional Shares of Artisan International Value Fund. The amendment to the amended and restated articles of incorporation for Artisan Funds, Inc. relating to the Institutional Shares of Artisan International Fund was filed as exhibit
(a) to post-effective amendment no. 33 to the registration statement of Artisan Fund, Inc., Securities Act file number 33-88316, filed on September 26, 2006.